Exhibit 99.1

Datawatch Corporation Announces Fourth Quarter and Fiscal 2008 Results

Chelmsford, MA–November 20, 2008—Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM), today announced results for its fourth quarter and fiscal year ended September 30, 2008.

Revenues for the quarter ended September 30, 2008 were $5,315,000, compared to $6,851,000 for the quarter ended September 30, 2007. Net income for the fourth quarter of fiscal 2008 was $296,000, or $0.05 per diluted share, compared to net income of $829,000, or $0.14 per diluted share, for the fourth quarter of fiscal 2007. Revenues for the 12 months ended September 30, 2008 were $23,030,000, as compared to $25,259,000 in the comparable period of fiscal 2007. Net income for the fiscal year ended September 30, 2008 was $717,000, or $0.12 per diluted share, as compared to $1,669,000, or $0.29 per diluted share, for the fiscal year ended September 30, 2007.

As of September 30, 2008, the Company had $4.88 million in cash and cash equivalents, an increase of approximately $1.0 million, or 27 percent, compared to September 30, 2007.

Commenting on the fourth quarter and fiscal 2008 results, President and CEO Ken Bero said, “Fiscal year 2008 was challenging. Considering what has occurred in the worldwide economy over the past several months, combined with the fact that 2008 was a non-upgrade year for Monarch, we are pleased with the Q4 and full year results. The team did a great job staying focused.  We proactively and aggressively managed the business and expenses over the year to protect the bottom line, while making selective investments in key new products to position us for entry into new markets and for future growth.

“During the fourth quarter, we introduced Monarch BI Server, a Business Intelligence (BI) solution specifically designed for the SMB and departmental markets, and geared up for the latest release of our world-leading desktop BI and report mining tool, Monarch V10, which began shipping on October 20, 2008.  As we move into our new fiscal year, we are well positioned to offer cost-effective BI solutions that have substantial business impact across a broad array of customers and application areas. Most importantly, these solutions will allow organizations to reap the benefits of BI without the high costs of implementation, support, administration and end user training typical with other BI solutions.

“In addition to effectively managing our business, we also strengthened our financial position and increased our cash to $4.88 million at September 30, 2008 with no debt. We are well positioned as we move into fiscal year 2009,” concluded Bero.

As previously announced, Datawatch will host a live webcast to discuss its fourth quarter and fiscal year 2008 results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=136969.  Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation, a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable Business Intelligence, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 35,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass. with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008.  Any forward-looking statements should be considered in light of those factors.

Datawatch, the Datawatch logo, Monarch and Monarch BI Server are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

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Investor Contact:
Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com

Media Contacts:
Susan Willson
Greenough Communications
swillson@greenoughcom.com
Phone: (617) 275-6529
Mobile: (617) 767-6901

Lisa G. Kilpatrick
Manager, Marketing Communications and Public Relations
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUE:
Software licenses and subscriptions	$2,831	$4,066	$12,435	$14,852
Maintenance and services	2,484	2,785	10,595	10,407
Total revenue	5,315	6,851	23,030	25,259

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	541	680	2,218	2,468
Cost of maintenance and services	943	1,006	4,271	3,943
Sales and marketing	1,809	2,291	8,153	9,290
Engineering and product development	675	708	2,966	2,951
General and administrative	1,135	1,389	4,923	4,872
Total costs and expenses	5,103	6,074	22,531	23,524

INCOME FROM OPERATIONS	212	777	499	1,735
Other income (expense), net	131	110	371	67

INCOME BEFORE INCOME TAXES	343	887	870	1,802
Provision for income taxes	47	58	153	133

NET INCOME	$296	$829	$717	$1,669

Net income per share - Basic	$0.05	$0.15	$0.12	$0.30

Net income per share - Diluted	$0.05	$0.14	$0.12	$0.29

Weighted Average Shares Outstanding - Basic	5,914	5,629	5,835	5,558

Weighted Average Shares Outstanding - Diluted	5,987	6,015	6,035	5,855

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2008	2007

Cash and cash equivalents	$4,885	$3,841
Accounts receivable, net	3,287	4,174
Prepaid expenses and other current assets	418	575
Total current assets	8,590	8,590

Property and equipment, net	737	856
Intangible and other assets, net	8,842	8,891

	$18,169	$18,337

Accounts payable and accrued expenses	$3,413	$4,054
Deferred revenue - current portion	4,047	4,486
Accrued cost of acquisition - IDARS business	–	329
Total current liabilities	7,460	8,869

Total long-term liabilities	627	448

Total shareholders' equity	10,082	9,020

	$18,169	$18,337